    As filed with the Securities and Exchange Commission on October 7, 1998
                                                       Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ------------------------

                            NEWPARK RESOURCES, INC.
            (Exact name of registrant as specified in its charter)

               Delaware                                    72-1123385
(State or other jurisdiction of incorporation           (I.R.S. Employer
            or organization)                           Identification No.)

                        3850 NORTH CAUSEWAY, SUITE 1770
                           METAIRIE, LOUISIANA 70002
                                (504) 838-8222
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ------------------------

                           JAMES D. COLE, PRESIDENT
                            NEWPARK RESOURCES, INC.
                        3850 NORTH CAUSEWAY, SUITE 1770
                           METAIRIE, LOUISIANA 70002
                                (504) 838-8222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                            HOWARD Z. BERMAN, ESQ.
                           ERVIN, COHEN & JESSUP LLP
                      9401 WILSHIRE BOULEVARD, 9TH FLOOR
                       BEVERLY HILLS, CALIFORNIA  90212
                                (310) 273-6333
                           ------------------------

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
===============================================================================

  Title of each class of                            Proposed           Proposed maximum
    securities to be          Amount to be      maximum offering      aggregate offering        Amount of
       registered              registered       price per unit(1)          price(1)          registration fee
--------------------------------------------------------------------------------------------------------------
     Common Stock, $.01
     par value             1,473,673 shares            $6.69                  $9,858,872           $2,908.37

================================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                           ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION DATED OCTOBER 7, 1998

                               1,473,673 SHARES

                            NEWPARK RESOURCES, INC.

                                 COMMON STOCK
                               ($.01 par value)
                                 _____________

     The stockholders of Newpark Resources, Inc. ("Newpark") listed below (the "Selling Stockholders") are offering and selling 1,473,673 shares (the "Shares") of outstanding Newpark Common Stock under this Prospectus. Newpark will not receive any proceeds from the sale of the Shares. However, substantially all of the expenses of this offering, estimated at approximately $20,000, will be paid by Newpark. See "Selling Stockholders".

     Newpark's Common Stock is listed on the New York Stock Exchange under the symbol "NR". On October 6, 1998, the reported last sale price of the Common Stock on The New York Stock Exchange was $6.813 per share.

     The Selling Stockholders may offer their Shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

     For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" on Page 5.

                                _______________


THE SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
    HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR
     COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________

               The date of this Prospectus is October    , 1998.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at "http:/www.newpark.com" or at the SEC's web site at "http:/www.sec.gov".

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     1. Annual Report on Form 10-K for the year ended December 31, 1997, as amended on June 9, 1998.

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

     3. Current Reports on Form 8-K dated May 28, 1998, August 28, 1998 and September 22, 1998.

     3. The description of our Common Stock contained in our Registration Statement pursuant to Section 12 of the Exchange Act, as amended from time to time.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Ms. Edah Keating
                              Corporate Secretary
                            Newpark Resources, Inc.
                        3850 North Causeway, Suite 1770
                           Metairie, Louisiana 70002
                                (504) 838-8222

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

GENERAL

     Newpark is a leading provider of proprietary environmental and drilling fluids services to the oil and gas exploration and production industry. We operate primarily in the U.S. Gulf Coast market, and we provide, either individually or on an integrated basis, the following services:

     . we sell, process and dispose of oilfield exploration and production
       ("E&P") waste;

     . we sell drilling fluids and render associated engineering and technical services;

     . we install, rent and sell temporary access roads and work sites ("mat rental") in oilfield and other construction applications; and

     . we provide other related on-site environmental and oilfield construction services.

     We have integrated our drilling fluids products and services with both our on-site environmental and construction services and our off-site waste disposal services to provide a "one-stop shop" approach to solving our customers' problems. This allows our customers to consolidate their outsourced services and reduce the number of vendors used. We are further developing the ability to process and recycle drilling fluids at the well-site in order to provide a further integration step. We refer to this integration of services as "Minimization Management."

     Most of the E&P waste received by us is processed and then injected into environmentally secure geologic formations deep underground. Certain volumes of waste are delivered to surface disposal facilities. E&P waste not disposed of by these means is processed into a product which is used as daily cover material or cell liner and construction material at two municipal waste landfills. Since 1994, we have been licensed to process E&P waste contaminated with naturally occurring radioactive material ("NORM"). We currently operate under a license that authorizes the direct injection of NORM into disposal wells at our Big Hill, Texas facility. This is the only offsite facility in the U.S. Gulf Coast licensed for this purpose.

     We also provide full-service drilling fluids and associated engineering and technical services in the U.S. Gulf Coast market. Since December 1997, we have marketed our services in Mexico through a joint venture with a Mexican company. In March 1998, we expanded our operations into Canada by acquiring a Canadian drilling fluids company. In our drilling fluids business, we focus on providing unique solutions to highly technical drilling projects involving complex conditions. These projects require critical engineering support of the fluids system during the drilling process to ensure optimal performance at the lowest total well cost. We have developed and begun to market several proprietary and patented products that replace environmentally harmful substances commonly used in drilling fluids. These elements are typically of the greatest concern in the waste stream created by drilling fluids. We believe that these new products will benefit our customers by reducing the cost of drilling.

     We have started a process to recycle a portion of the drilling fluids received as waste in our E&P disposal business to accomplish the following:

      . recover barite and other key chemical components for reuse in the production of drilling fluids;


      . reduce the costs of materials in producing drilling fluids; and


      . expand our supply of drilling fluids.

     During 1997, we established our own barite grinding capacity to provide critical raw materials for our drilling fluids operations. We also acquired the service infrastructure necessary to participate in the drilling fluids market in the U.S. Gulf Coast and South Texas.

     In our mat rental business, we use patented interlocking wooden mat systems to provide temporary access roads and worksites in unstable soil conditions. These mats are used primarily in support of oil and gas exploration operations along the U.S. Gulf Coast. The mats are typically rented to the customer for the duration of use, and are occasionally sold to the customer to provide permanent access to a site or facility. We also market mat services for use in the construction of pipelines, electrical distribution systems and highways in and through wetlands environments, including the coastal areas of the Southeastern U.S., particularly Florida and Georgia. We also market mat services to the oil and gas exploration industries in Canada, Venezuela and Mexico.

     We also provide other services for our customers' oil and gas exploration and production activities. These services include the following:

     . site assessment;

     . waste pit design;

     . construction and installation;

     . regulatory compliance assistance;

     . site remediation and closure; and

     . oilfield construction services, including hook-up and connection of wells and installation of production equipment.

     Newpark was organized in 1932 as a Nevada corporation. In April 1991, we changed our state of incorporation to Delaware. Our principal executive offices are located at 3850 North Causeway Boulevard, Suite 1770, Metairie, Louisiana 70002. Our telephone number is (504) 838-8222.

RECENT DEVELOPMENTS

     On September 22, 1998, we announced that we had settled our dispute with U.S. Liquids, Inc. ("USL") concerning our obligations under a NOW Disposal Agreement. The settlement terminates our contractual commitment to deliver waste to USL's disposal facilities, eliminates the final 20 years of the original contract and requires us to pay USL $30 million over the next three years. We also will have the right, but not the obligation, to deliver specified volumes of waste to USL's facilities for a period of three years without additional cost. Subject to certain conditions, we may extend the disposal arrangement for two additional one-year terms at an additional cost of approximately $8 million per year.

     As part of the settlement, USL agreed not to compete with us in the marine-related waste disposal business for a period of three years. In addition, USL has secured the right to immediately enter the vessel and tank cleaning business in the U.S. Gulf Coast market and has purchased certain assets from us for a total price of $2.2 million, to be paid to us over the next four calendar quarters.

     We also announced that we were reviewing the asset valuation of our wooden mat fleet in light of the start-up of production of our new composite plastic mats. These new composite plastic mats are intended to replace the majority of our wooden mats used to construct access roads and work sites in the U.S. Gulf Coast market. We indicated that the aggregate pre-tax amount of the non-cash charges related to the revaluation of our wooden mat inventories, as well as possible revaluation of other categories of assets which may have been affected by technological changes or current market conditions, could approximate $66 million. These charges, along with the charges associated with the settlement with USL and the disruptive effects of three tropical storms in the western Gulf of Mexico in September 1998, would result in a third quarter net loss.

                                 RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this Prospectus, prospective investors should carefully consider the following factors relating to the business of Newpark in evaluating an investment in the Common Stock.

DEPENDENCE ON OIL AND GAS INDUSTRY

     Demand for Newpark's environmental and oilfield services depends in large part upon the level of exploration and production of oil and gas and the industry's willingness to spend capital on environmental and oilfield services. This, in turn, depends on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves and the ability of oil and gas companies to raise capital. Domestic and international political, military, regulatory and economic conditions also affect the industry. Prices for oil and gas historically have been volatile and have reacted to changes in the supply of and the demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for Newpark's services will reflect the level of such activities. Prices for oil and natural gas are expected to continue to be volatile and affect the demand for Newpark's services. Shortages of critical equipment and trained personnel to operate such equipment also may limit the level of drilling activity in the oil and gas industry. A material decline in oil or natural gas prices or activities, such as has occurred during 1998, could materially affect the demand for Newpark's services and, therefore, Newpark's consolidated financial statements.

IMPACT OF GOVERNMENT REGULATIONS

     Newpark believes that the demand for its principal environmental services is directly related to regulation of E&P waste. Rescission or relaxation of such regulations, or a failure of governmental authorities to enforce such regulations, could result in decreased demand for Newpark's services and, therefore, could materially affect Newpark's consolidated financial statements. Newpark's business may also be adversely affected by new regulations or changes in other applicable regulations.

     E&P waste that is not contaminated with NORM is currently exempt from the principal Federal statute governing the handling of hazardous waste. In recent years, proposals have been made to rescind this exemption. The repeal or modification of the exemption covering such E&P waste or modification of applicable regulations or their interpretation regarding the treatment and/or disposal of E&P waste or NORM waste could require Newpark to alter significantly its method of doing business. Such repeal or modification could have a material adverse effect on Newpark's consolidated financial statements.

LOSS OF TECHNOLOGY RIGHTS

     Newpark has been granted U.S. patents on certain aspects of its system for processing and disposing of E&P waste, including E&P waste contaminated with NORM. Newpark also has been granted U.S. and foreign patents with respect to certain of its drilling fluids systems and its mat systems. There is no assurance that such patents will give Newpark a meaningful competitive advantage. In addition, the environmental services business in the oilfield and the drilling fluids business could be impacted by future technological change and innovation, which could result in a reduction in the amount of waste being generated or alternative methods of disposal, or alternative drilling fluids, being developed.

COMPETITION

     The processing of E&P waste is a relatively new industry. Competition in this market can be expected to increase as the industry develops. In the meantime, Newpark expects to encounter significant competition from third party competitors in connection with any proposed expansion into additional geographic areas and services. Barriers to entry by competitors in the environmental and oilfield services industries are low. Therefore, competitive products and services have been and may be successfully developed and marketed by others. Newpark also faces competition from oil and gas producing customers who are continually seeking to enhance and develop their own methods of disposal instead of utilizing the services of third party E&P waste disposal companies such as Newpark. The desire to use such internal disposal methods could be increased by future technological change and innovation and could limit the ability of Newpark to increase prices. The increased use by Newpark's oil and gas producing customers of their own disposal methods and other competitive factors could have a material adverse effect on Newpark's consolidated financial statements. Newpark also faces competition in the drilling fluids market, where there are several larger companies that may have both lower capital costs and greater geographic coverage than Newpark, as well as numerous smaller companies that may have a lower total cost structure.

FAILURE TO COMPLY WITH GOVERNMENTAL REGULATIONS

     Newpark's business is subject to numerous Federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. If existing regulatory requirements change, Newpark may be required to make significant unanticipated capital and operating expenditures. Although Newpark believes that it is presently in material compliance with applicable laws and regulations, there is no assurance that its operations will continue to comply with future laws and regulations. Governmental authorities may seek to impose fines and penalties on Newpark or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under such circumstances, Newpark might be required to curtail or cease operations or conduct site remediation or other corrective action, which could have a material adverse effect on Newpark's consolidated financial statements.

POTENTIAL ENVIRONMENTAL LIABILITY; INSUFFICIENCY OF INSURANCE

     Newpark's business exposes it to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, severe damage to or destruction of property, environmental damage and suspension of operations. The current and past activities of Newpark and the activities of its former divisions and subsidiaries could result in the imposition of substantial environmental, regulatory and other liabilities on Newpark, including the costs of cleanup of contaminated sites and site closure obligations. Such liabilities could also be imposed on the basis of negligence, strict liability, breach of contract with customers or, in many instances, as a result of contractual indemnification by Newpark of its customers in the normal course of its business. Injection wells have been used for many years for disposal of oilfield waste; however, certain aspects of Newpark's technology have not been used previously by others and the future performance of such technology is uncertain.

     While Newpark maintains liability insurance, the insurance is subject to coverage limits and certain policies exclude coverage for damages resulting from environmental contamination. Although there are currently numerous sources from which such coverage may be obtained, there can be no assurance that insurance will continue to be available to Newpark on commercially reasonable terms, that the possible types of liabilities that may be incurred by Newpark will be covered by its insurance, that Newpark's insurance carriers will be able to meet their obligations under the policies or that the dollar amount of such liabilities will not exceed Newpark's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on Newpark's consolidated financial statements.

RELIANCE ON KEY PERSONNEL

     Newpark is dependent upon the efforts and talents of its executive officers and certain key personnel. Loss of the services of one or more of these persons could adversely affect the operations of Newpark. None of Newpark's executive officers is covered by a long-term employment contract.

PREFERRED STOCK

     The Board of Directors of Newpark is authorized to issue, without further stockholder action, up to 1,000,000 shares of Preferred Stock with rights that could adversely affect the rights of holders of Newpark Common Stock. No shares of Preferred Stock are presently outstanding, and Newpark has no present plans to issue any such shares. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying, deterring or preventing a change in control of Newpark or other corporate action and of discouraging bids for Newpark Common Stock at a premium.

                              SELLING STOCKHOLDERS

     The Shares offered by this Prospectus are being sold for the account of the Selling Stockholders named in the following table, which also sets forth information concerning the Selling Stockholders' beneficial ownership of Newpark Common Stock as of October 7, 1998, and as adjusted to give effect to the sale of the Shares.

                              BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                                PRIOR TO OFFERING                    AFTER OFFERING
                              --------------------                --------------------
                                                       NUMBER
                                NUMBER     PERCENT    OF SHARES     NUMBER     PERCENT
NAME                          OF SHARES   OF CLASS   TO BE SOLD   OF SHARES   OF CLASS
----                          ---------   --------   ----------   ---------   --------
Joe R. Henderson(1)             450,175       *         112,500     337,675       *
Robert E. Merkley               154,200       *          77,100      77,100       *
David G. McKay                  108,800       *          54,400      54,400       *
Samuel T. Bachorick              18,000       *           9,000       9,000       *
Frederick R. Lausen, Jr.        420,000       *         147,000     273,000       *
Carl B. Robertson               345,000       *         103,500     241,500       *
DEL Corporation                  60,720       *          14,980      45,740       *
Angelle's Trucking &             17,120       *           4,280      12,840       *
   Materials, Inc.
P. Dale Ladner                    8,940       *           2,140       6,800       *

                              BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                                PRIOR TO OFFERING                    AFTER OFFERING
                              --------------------                --------------------
                                                       NUMBER
                                NUMBER     PERCENT    OF SHARES     NUMBER     PERCENT
NAME                          OF SHARES   OF CLASS   TO BE SOLD   OF SHARES   OF CLASS
----                          ---------   --------   ----------   ---------   --------
John M. Ireland(2)              336,886       *         336,886          --      --
Michele L. Ireland(3)           336,887       *         336,887          --      --
774387 Alberta Ltd              275,000       *         137,500     137,500       *
Gregory L. Steger               275,000       *         137,500     137,500       *

______________________________
*    Indicates ownership of less than one percent.
(1)  Includes options to purchase 175 shares of Common Stock.
(2)  As Trustee and beneficial owner under the John Michael Ireland Living
       Trust.
(3) As Trustee and beneficial owner under the Michele Littlejohn Ireland Living Trust.

     On March 27, 1998, Newpark acquired Southwestern Universal Corp., a Texas corporation ("Southwestern"), from its sole stockholder, Joe R. Henderson. In the acquisition, all of the issued and outstanding shares of capital stock of Southwestern were exchanged for an aggregate of 450,000 shares of Newpark Common Stock. In connection with the acquisition, Mr. Henderson entered into a noncompetition agreement covering competition in the drilling fluids industry in the State of Texas and the Gulf of Mexico until March 27, 2003. No additional consideration was paid by Newpark for the noncompetition agreement. In addition, Mr. Henderson entered into an employment agreement with a Newpark subsidiary providing for his employment as president of the subsidiary's Permian Basin business unit at a salary of $108,000 per year. The employment agreement continues in effect until March 31, 2001, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     On May 28, 1998, Newpark acquired Optimum Fluids Inc., an Alberta corporation, and its related company, Optimum Fluids (Sask.) Inc., a Saskatchewan corporation (together "Optimum"), from their stockholders, Robert
E. Merkley, David G. McKay and Samuel T. Bachorick. In the acquisition, all of the issued and outstanding shares of capital stock of Optimum were exchanged for an aggregate of 281,000 shares of Newpark Common Stock, and each of Messrs. Merkley, McKay and Bachorick entered into noncompetition agreements covering competition in the drilling fluids industry in Canada until May 28, 2003. No additional consideration was paid by Newpark for the noncompetition agreements. Each of Messrs. Merkley, McKay and Bachorick also entered into employment agreements with Newpark's Canadian subsidiary providing for their employment as executives of such subsidiary at an annual salary of $132,000 (Cdn.) for Mr. Merkley and $120,000 (Cdn.) for each of Messrs. McKay and Bachorick. Each employment agreement continues in effect until May 31, 2001, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     On May 29, 1998, Newpark acquired Houston Prime Pipe and Supply, Inc., a Texas corporation ("Houston Prime"), from its sole stockholder, Frederick R.
Lausen, Jr.   In the acquisition, all of the issued and outstanding shares of capital stock of Houston Prime were exchanged for an aggregate of 420,000 shares of Newpark Common Stock. In connection with the acquisition, Mr. Lausen entered into a noncompetition agreement covering competition in the business of oil company tubular goods and solids control and related services to the oil and gas industry in the State of Texas and the Gulf of Mexico until May 29, 2002. No additional consideration was paid by Newpark for the noncompetition agreement. In addition, Mr. Lausen entered into an employment agreement with a Newpark subsidiary providing for his employment as vice-president of the subsidiary's Drill Site Processing business unit at a salary of $90,000 per year. The employment agreement continues in effect until May 31, 2001, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     On June 17, 1998, Newpark acquired Mid-Continent Completion Fluids, Inc., an Oklahoma corporation ("Mid-Continent"), from its sole stockholder, Carl B. Robertson. In the acquisition, all of the issued and outstanding shares of capital stock of Mid-Continent were exchanged for $3,700,000 in cash and an aggregate of 345,000 shares of Newpark Common Stock. In connection with the acquisition, Mr. Robertson entered into a noncompetition agreement covering competition in the drilling and completion fluids business and the E&P waste disposal service business in the States of Arkansas, Colorado, Oklahoma and Texas and the Gulf of Mexico. No additional consideration was paid by Newpark for the noncompetition agreement. In addition, Mr. Robertson entered into an employment agreement with a Newpark subsidiary providing for his employment as general manager of the subsidiary's Mid-Continent Completion Fluids business unit at a salary of $108,000 per year. The employment agreement continues in effect until June 30, 2001, and automatically renew for successive 12-month periods thereafter unless terminated by either party.

     On June 30, 1998, Newpark acquired Cajun Oilfield Services, Inc., a Louisiana corporation ("Cajun"), from its stockholders, DEL Corporation, Angelle's Trucking & Materials, Inc. and P. Dale Ladner. In the acquisition, all of the issued and outstanding shares of capital stock of Cajun were exchanged for $200,000 in cash and an aggregate of 85,600 shares of Newpark Common Stock. In connection with the acquisition, each of DEL Corporation and
P. Dale Ladner entered into noncompetition agreements covering competition in the businesses of oilfield waste hauling, construction related to oilfield site closure and the performance of zero discharge in the States of Louisiana and Texas, and the Gulf of Mexico, until June 17, 2003.

     On August 21, 1998, Newpark acquired Shamrock Drilling Fluids, Inc., an Oklahoma corporation, Perry Trucking, Inc., an Oklahoma corporation, and Fiber Products, Inc., an Oklahoma corporation (collectively, the "Shamrock Companies"), from their stockholders, John M. Ireland and Michele L. Ireland, as trustees and beneficial owners under their respective family trusts. In the acquisition, all of the issued and outstanding shares of capital stock of the Shamrock Companies were exchanged for $4,685,000 in cash and an aggregate of 673,773 shares of Newpark Common Stock. In connection with the acquisition, each of John M. Ireland and Michele L. Ireland entered into a noncompetition agreement covering competition in the drilling and completion fluids business in the States of Arkansas, Colorado, Oklahoma and Texas and the Gulf of Mexico. No additional consideration was paid by Newpark for the noncompetition agreements. Each of Mr. and Ms. Ireland also entered into employment agreements with a Newpark subsidiary providing for their employment as executives of such subsidiary at an annual salary of $120,000 for Mr. Ireland and $80,000 for Ms. Ireland. Each employment agreement continues in effect until June 30, 2001, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     On August 28, 1998, Newpark acquired ProActa Environmental Services Inc., an Alberta corporation ("ProActa"), from its stockholders, 774387 Alberta Ltd. and Gregory L Steger. In the acquisition, all of the issued and outstanding shares of capital stock of ProActa were exchanged for $2,000,000 (Cdn.) in cash and an aggregate of 550,000 shares of Newpark Common Stock. 774387 Alberta Ltd., Mr. Steger and the controlling stockholder of 774387, Richard J. Smith, also entered into a noncompetition agreement covering competition in the drilling fluids industry in Canada until August 28, 2003. No additional consideration was paid by Newpark for the noncompetition agreement. Each of Messrs. Steger and Smith also entered into employment agreements with Newpark's Canadian subsidiary providing for their employment as executives of such subsidiary at an annual salary of

$132,000 (Cdn.) each. Each employment agreement continues in effect until July 31, 2000, and automatically renews for successive 12-month periods thereafter unless terminated by either party.

     Newpark granted to the Selling Stockholders certain rights with respect to the registration under the Securities Act of the shares of Common Stock issued in each of the foregoing acquisition transactions, and the Shares offered hereby are being so registered pursuant to the exercise of such registration rights.
In accordance with the terms of such registration rights, Newpark will pay substantially all of the expenses of this offering.

     Each of the transactions described above were negotiated at arms' length, and Newpark believes that the terms of such transactions were commercially reasonable in the circumstances.

                             PLAN OF DISTRIBUTION

     The Selling Stockholders may offer their Shares at various time in one or more of the following transactions:

     .    on the New York Stock Exchange;

     .    in the over-the-counter market;

     . in transactions other than on such exchanges or in the over-the-counter market;

     .    in connection with short sales of Newpark shares;

     .    by pledge to secure debts and other obligations;

     . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     .    in a combination of any of the above transactions.

     The Selling Stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The Selling Stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.

--------------------------------------  ---------------------------------------




NO ONE (INCLUDING ANY SALESMAN OR                     [LOGO HERE]
BROKER IS AUTHORIZED TO PROVIDE ORAL
OR WRITTEN INFORMATION ABOUT THIS
OFFERING THAT IS NOT INCLUDED IN THIS
PROSPECTUS.                                     NEWPARK RESOURCES, INC.



      ------------------------




         TABLE OF CONTENTS         Page            1,473,673 SHARES

Available Information..............  2
The Company........................  3               COMMON STOCK
Risk Factors.......................  5             ($.01 PAR VALUE)
Selling Stockholders...............  7
Plan of Distribution............... 10

                                                      PROSPECTUS



                                                   OCTOBER   , 1998


--------------------------------------  ---------------------------------------

               PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by the registrant in connection with the filing of this Form S-3 Registration
Statement:

Securities and Exchange Commission registration fee...  $ 2,908.37
Printing costs........................................    1,500.00
Legal fees............................................   14,000.00
Accounting fees and expenses..........................    1,000.00
Miscellaneous expenses................................    1,000.00
                                                        ----------
          Total.......................................  $20,408.37
                                                        ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation to, and the registrant's bylaws require that it, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     As permitted under Section 145 of the GCL, the registrant's bylaws also provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification provided by section 145 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     The registrant's Certificate of Incorporation (the "Certificate") provides that the registrant shall indemnify, to the fullest extent permitted by law, each of its officers, directors, employees and agents who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant. The Certificate also provides that, to the fullest extent permitted by law, no director of the registrant shall be liable to the registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director.

     The Certificate also provides that the registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in any such capacity, or arising out of his status as such, regardless of whether the registrant is empowered to indemnify such person under the provisions of law. Newpark does not currently maintain any such insurance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  EXHIBITS

     4.1 Form of certificate representing shares of the registrant's Common Stock.(1)
     5.1  Opinion of Ervin, Cohen & Jessup LLP.
     23.1 Consent of Deloitte & Touche LLP.
     24.1 Powers of Attorney (set forth on Page II-4).
__________
(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).

ITEM 17.  UNDERTAKINGS

A.   The registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana on October 7, 1998.

                                    NEWPARK RESOURCES, INC.

                                    By  /s/ James D. Cole
                                      ---------------------------------------
                                        James D. Cole, Chairman of the Board,
                                        President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Cole and Matthew W. Hardey, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  SIGNATURE                           TITLE                      DATE


  /s/ James D. Cole           Chairman of the Board, President   October 7, 1997
--------------------------
  James D. Cole               and Chief Executive Officer


  /s/ Matthew W. Hardey       Vice President of Finance          October 7, 1997
--------------------------
  Matthew W. Hardey           and Chief Financial Officer


  /s/ Wm. Thomas Ballantine   Executive Vice President           October 7, 1997
--------------------------
  Wm. Thomas Ballantine       and Director


  /s/ Dibo Attar              Director                           October 7, 1997
--------------------------
  Dibo Attar

  /s/ W. W. Goodson           Director                           October 7, 1997
--------------------------
  W. W. Goodson


  /s/ David P. Hunt           Director                           October 7, 1997
--------------------------
  David P. Hunt


  /s/ Alan J. Kaufman         Director                           October 7, 1997
--------------------------
  Dr. Alan J. Kaufman


  /s/ James H. Stone          Director                           October 7, 1997
--------------------------
  James H. Stone

                                                                    SEQUENTIALLY
EXHIBIT                                                                 NUMBERED
NUMBER               DESCRIPTION                                          PAGE
-------              -----------                                    ------------
4.1       Form of certificate representing shares of the
          registrant's Common Stock.(1)
5.1       Opinion of Ervin, Cohen & Jessup LLP.
23.1      Consent of Deloitte & Touche LLP.
24.1      Powers of Attorney (set forth on Page II-4).
__________
(1) Incorporated by reference from the registrant's Registration Statement on Form S-1 (File No. 33-40716).